                                                                    EXHIBIT 23.2



                          INDEPENDENT AUDITORS' CONSENT

    We consent to the incorporation by reference in this Registration Statement of Techniclone Corporation on Form S-3 of our report dated June 15, 1998, except for Note 12, as to which the date is July 17, 1998 (which expresses an unqualified opinion and includes an explanatory paragraph regarding substantial doubt about the Company's ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Techniclone Corporation for the year ended April 30, 1998 and to the reference to us under the heading "Experts" in the Prospectus, which is a part of this Registration Statement.


/s/ DELOITTE & TOUCHE LLP


Costa Mesa, California

September 17, 1998